PROCEPT BioRobotics Reports Second Quarter 2022 Financial Results and Increases 2022 Revenue Guidance

REDWOOD CITY, Calif., August 4,2022 -- PROCEPT® BioRobotics Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended June 30, 2022.

Recent Highlights

•Total Revenue of $16.7 million for the second quarter of 2022, an increase of 97% compared to the prior year period
•U.S. system and rental revenue of $8.5 million for the second quarter of 2022, an increase of 79% compared to the prior year period
•U.S. handpiece and consumables revenue of $5.7 million for the second quarter of 2022, an increase of 246% compared to the prior year period
•Increased fiscal year 2022 total revenue guidance range to $66.0 million to $68.0 million, representing growth of 91% to 97% compared to 2021
•CMS published its 2023 proposed rule for the Hospital Outpatient Prospective Payment System. Included in the hospital payment schedule is the proposal for Aquablation to remain at a Level 6 APC code
•Received positive coverage policy decisions from Aetna, and numerous Blue Cross Blue Shield associated insurance providers
•Published positive 4-year WATER II Study Data. PROCEPT BioRobotics remains the only company to complete an FDA study in prostates larger than 80 milliliters

“The second quarter of 2022 was another strong quarter for the Company, delivering total revenue growth of 97%,” said Reza Zadno, Chief Executive Officer. “We continue to execute our strategic growth plan of penetrating high-volume hospitals, increasing utilization by treating the full range of prostate sizes and shapes, and expanding private payor coverage. Given this positive momentum and the announcement of our long term clinical data highlighting durability, we believe Aquablation therapy will truly revolutionize the treatment of BPH.”

Second Quarter 2022 Financial Results

Revenue for the second quarter of 2022 was $16.7 million, an increase of 97% compared to the prior year period. The increase was primarily driven by U.S revenues, including both system sales to new hospital customers and increased handpiece revenue. U.S. system revenue was $8.5 million, an increase of 79% compared to the prior year period. Growth was influenced largely by strong underlying demand from high-volume BPH hospitals. As of June 30, 2022, the install base of Aquabeam Robotic Systems in the U.S. was 114 systems. U.S. handpiece and consumable revenue for the quarter was $5.7 million, an increase of 246% compared to the prior year period. International revenue was $1.9 million for the quarter.

Gross margin for the second quarter 2022 was 51% compared to 42% in the prior year period. Gross margin improvement was driven by higher U.S. sales, increased average selling prices of the AquaBeam robotic system and higher production volume as the Company spread the fixed portion of manufacturing overhead costs across a larger number of units produced.

Operating expenses in the second quarter of 2022 were $26.4 million, compared with $16.8 million in the prior year period. The increase was primarily driven by increased selling, general and administrative expenses to expand the sales organization and increased expenses associated with being a public company.

Net loss was $19.2 million for the second quarter of 2022, compared to a loss of $14.6 million in the prior year period. Adjusted EBITDA was a loss of $14.6 million for the second quarter of 2022, compared to a loss of $11.6 million in the prior year period.

Cash and short-term investments as of June 30, 2022, totaled $269.8 million, while long-term borrowings totaled $50.0 million.

Full Year 2022 Financial Guidance

•The Company projects revenue for the full year 2022 to range from $66 million to $68 million, which represents 91% to 97% growth over the company’s prior year revenue. This compares to previous revenue guidance of $58 million to $62 million.
•The Company projects full year 2022 Gross Margin guidance to be in the range of 50% to 51%. This compares to previous Gross Margin guidance range of 47% to 49%.

•The Company projects full year 2022 total operating expense guidance of approximately $110 million. This compares to previous total operating expense guidance of approximately $106 million.
•The Company continues to project full year 2022 Adjusted EBITDA loss to be in the range of ($63) million to ($60) million.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the second quarter 2022 financial results after the market close on Thursday, August 4th, 2022, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/87bcav5x
•Dial-in registration for sell-side research analysts:
◦https://register.vevent.com/register/BI70e85eb9b03a42e8831726c78237aea4

Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://ir.procept-biorobotics.com.

An archived recording will be available on the “Investors” section of the company’s website at: https://ir.procept-biorobotics.com. The webcasts will be available for replay for at least 90 days after the event.

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. The Company has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 100 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2022, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT BioRobotics’ products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum, reimbursement coverage, overall business strategy, or information regarding the impact of the COVID-19 pandemic and other global events on the Company and its operations. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission

(the “SEC”), including the Company’s annual report on From 10-K filed with the SEC on March 22, 2022. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit
https://aquablation.com/safety-information/

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
Matt.bacso@gilmartinir.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$16,691	$8,476	$30,888	$15,668
Cost of sales	8,205	4,893	14,710	8,558
Gross profit	8,486	3,583	16,178	7,110
Operating expenses:
Research and development	6,706	4,476	11,717	8,998
Selling, general and administrative	19,655	12,299	38,040	22,648
Total operating expenses	26,361	16,775	49,757	31,646
Loss from operations	(17,875)	(13,192)	(33,579)	(24,536)
Interest expense	(1,441)	(1,436)	(2,862)	(2,900)
Interest and other income, net	132	48	72	34
Net loss	$(19,184)	(14,580)	(36,369)	(27,402)
Net loss per share, basic and diluted	$(0.43)	$(2.60)	$(0.82)	$(5.25)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	44,324	5,597	44,091	5,216

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(19,184)	$(14,580)	$(36,369)	$(27,402)
Depreciation and amortization expense	717	850	1,475	1,765
Stock-based compensation expense	2,676	725	4,228	1,375
Interest (income) and interest expense, net	1,196	1,388	2,581	2,866
Adjusted EBITDA	$(14,595)	$(11,617)	$(28,085)	$(21,396)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2022 EBITDA Guidance
(in thousands)
(unaudited)

	Low	High
Net loss	$(83,100)	$(80,100)
Depreciation and amortization expense	3,300	3,300
Stock-based compensation expense	11,400	11,400
Interest (income) and interest expense, net	5,400	5,400
Adjusted EBITDA	$(63,000)	$(60,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$269,806	$304,320
Accounts receivable, net	10,894	4,464
Inventory	13,777	13,147
Prepaid expenses and other current assets	3,860	4,242
Total current assets	298,337	326,173
Restricted cash	3,814	777
Property and equipment, net	4,397	5,045
Operating lease right-of-use assets, net	2,463	3,279
Intangible assets, net	1,614	1,750
Other assets	302	—
Total assets	$310,927	$337,024

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,342	$2,029
Accrued compensation	6,906	6,475
Deferred revenue	1,863	1,025
Operating lease – current portion	2,258	2,105
Other current liabilities	4,264	4,608
Total current liabilities	18,633	16,242
Note payable – non-current portion	50,507	50,004
Operating lease – non-current portion	829	1,991
Loan facility derivative liability	1,570	1,496
Other non-current liabilities	200	200
Total liabilities	71,739	69,933

Stockholders’ equity:
Additional paid-in capital	537,046	528,666
Accumulated other comprehensive loss	32	(54)
Accumulated deficit	(297,890)	(261,521)
Total stockholders’ equity	239,188	267,091
Total liabilities and stockholders’ equity	$310,927	$337,024

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
U.S.
System sales and rentals	$8,516	$4,770	$16,270	$9,330
Handpieces and other consumables	5,723	1,653	10,167	3,274
Service	567	137	929	209
Total U.S. revenue	14,806	6,560	27,366	12,813
Outside of U.S.
System sales and rentals	869	973	1,610	1,244
Handpieces and other consumables	832	890	1,578	1,493
Service	184	53	334	118
Total outside of U.S. revenue	1,885	1,916	3,522	2,855
Total revenue	$16,691	$8,476	$30,888	$15,668